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                                                             Exhibit 99.(a)(iii)

                        LORD ABBETT TAX-FREE INCOME TRUST

                                  AMENDMENT TO
                       DECLARATION AND AGREEMENT OF TRUST

          The undersigned, being at least a majority of the Trustees of Lord Abbett Tax-Free Income Trust, a Delaware statutory trust (the "Trust"), organized pursuant to a declaration and agreement of trust dated May 17, 2002 (the "Declaration"), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, by deleting section 2.7 in its entirety and inserting the following in lieu thereof:

               Section 2.7. COMMITTEES; DELEGATION. The Trustees shall have the power to appoint from their own number, and terminate, any one or more committees consisting of one or more Trustees, including an executive committee which may exercise some or all of the power and authority of the Trustees as the Trustees may determine (including but not limited to the power to determine net asset value and net income), subject to any limitations contained in the By-Laws, and in general to delegate from time to time to one or more of their number or to officers, employees or agents of the Trust such power and authority and the doing of such things and the execution of such instruments, either in the name of the Trust or the names of the Trustees or otherwise, as the Trustees may deem expedient, provided that no committee shall have the power

          (a)    to change the principal office of the Trust;
          (b)    to amend the By-Laws;
          (c)    to issue Shares of any Series;
          (d) to elect or remove from office any Trustee or the Chairman of the Board, the President, the Chief Financial Officer, the Treasurer or the Secretary of the Trust;
          (e)    to increase or decrease the number of Trustees;
          (f) to declare a dividend or other distribution on the Shares of any Series;
          (g)    to authorize the repurchase of Shares of any Series; or
          (h) to authorize any merger, consolidation or sale, lease or exchange of all or substantially all of the Trust Property.

          This instrument shall constitute an amendment to the Declaration and shall be effective upon execution by a majority of the Trustees.

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          IN WITNESS WHEREOF, the undersigned have executed this instrument this
20th day of April, 2004.


/s/ Robert S. Dow                                 /s/ E. Thayer Bigelow
Robert S. Dow                                     E. Thayer Bigelow


/s/ William H.T. Bush                             /s/ Robert B. Calhoun
William H.T. Bush                                 Robert B. Calhoun


/s/ Julie A. Hill                                 ------------------------
Julie A. Hill                                     Franklin W. Hobbs


/s/ C. Alan MacDonald                             /s/ Thomas J. Neff
C. Alan MacDonald                                 Thomas J. Neff

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